FIRST AMENDMENT
TO THE
INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDMENT is made as of the 15th day of December, 2023, by and between Mason Street Advisors, LLC (the "Adviser") and Boston Partners Global Investors, Inc.
(the "Sub-Adviser").

WHEREAS, the Adviser and the Sub-Adviser are parties to an Investment Sub- Advisory Agreement dated October 31, 2023 (the "Agreement") relating to the Column Small Cap Select Fund, Column Small Cap Fund, Column Mid Cap Select Fund, and Column Mid Cap Fund (each a "Fund" and collectively, the "Funds"), each a series of Trust for Professional Managers; and

WHEREAS, the Adviser and the Sub-Adviser desire to amend the Agreement to modify the calculation of the investment sub-advisory fee payable with respect to the Column Small Cap Fund and Column Small Cap Select Fund as set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.Schedule A to the Agreement shall be amended and restated as set forth on Exhibit A attached to this Amendment, the content of which is hereby incorporated herein by this reference, to eliminate the use of aggregated net assets of the Allocated Portions (as defined in the Agreement) of the Column Small Cap Fund and Column Small Cap Select Fund when calculating the investment sub-advisory fee payable with respect to each of the Column Small Cap Fund and Column Small Cap Select Fund, respectively, as such calculation has been determined by the parties to not be administratively feasible.
2.Except as modified by this Amendment, the Agreement shall remain in full force and effect, and it is hereby ratified and confirmed.
3.This Amendment may be executed in two or more counterparts, all of which when taken together shall constitute one instrument.

[Signature page follows.]

IN WITNESS WHEREOF, each party has caused this Amendment to be signed below by a duly authorized officer with full power and authority to execute this Amendment.

BOSTON PARTNERS GLOBAL	MASON STREET ADVISORS, LLC
INVESTORS, INC.

By: /s/ William G. Butterly, III_______	By: /s/ Bonnie Tomczak____________

Name: William Butterly, III	Name: Bonnie L. Tomczak

Title: General Counsel	Title: President

By: /s/ Greg Varner__________

Name: Greg Varner

Title: Chief Financial Officer & Treasurer

AMENDED AND RESTATED SCHEDULE A
TO
INVESTMENT SUB-ADVISORY AGREEMENT BETWEEN
MASON STREET ADVISORS, LLC AND
BOSTON PARTNERS GLOBAL INVESTORS, INC.
DATED October 31, 2023

As Amended and Restated December 15, 2023

The following Amended Fee Schedules remain effective as of: October 31, 2023

Fund	Annual Fee Rate as a Percentage of Average Daily Net Assets
Column Mid Cap Fund* (Boston Partners) - Boston Partners	•___ bps on the first $___ •___ bps (back to $1) on the first $___ when total assets exceed $___ •___ bps on assets between $___ and $___ •___ bps on assets above $___
Column Mid Cap Select Fund* (Boston Partners) - Boston Partners M	•___ bps on the first $___ •___ bps (back to $1) on the first $___ when total assets exceed $___ •___ bps on assets between $___ and $___ •___ bps on assets above $___

Column Small Cap F (WPG Partners)- WPG SCV (Diversified)	•___ bps on the first $___; •___ bps (back to $1) when total assets exceed $___
Column Small Cap Select Fund (WPG Partners) - WPG Select SCV	•___ bps on the first $___ •___ bps thereafter

*Fees for these Funds to be calculated using the aggregated net assets of the Allocated Portions of each Fund with the resulting fee amount allocated to each Fund on a pro rata basis.